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                                                                    EXHIBIT 99.1



                                                                    News Release

FOR FURTHER INFORMATION:
John Roberson                                         Fred Nachman
Media Relations                                       Marjan Communications Inc.
(248) 644-7110                                        (312) 867-1771


FOR IMMEDIATE RELEASE

         BINGHAM FARMS, MICH., AUGUST 13, 2004 - MALAN REALTY INVESTORS, INC. (NYSE: MAL), a self-administered real estate investment trust (REIT), announced that net assets in liquidation for the second quarter ended June 30, 2004, increased by $2.7 million from the first quarter ended March 31, 2004, to $30.1 million.

         The estimated fair value on the remaining properties held for sale increased approximately $1.7 million, based on a signed contract. Net operating income from the properties was approximately $1.7 million during the period.

         As a result of the approval of a plan of complete liquidation by its shareholders, the company adopted the liquidation basis of accounting for all periods beginning after September 30, 2002. On September 30, 2002, in accordance with the liquidation basis of accounting, assets were adjusted to estimated net realizable value and liabilities were adjusted to estimated settlement amounts, including estimated costs associated with carrying out the liquidation. Accordingly, Malan no longer reports net income or funds from operations.

         Malan closed on the sales of four properties during the quarter and one additional property subsequent to June 30, 2004, at contract prices totaling $17.3 million. The company currently has one operating property of its remaining 19 properties under contract. During the quarter, Malan also completed the redemption of its convertible subordinated debentures. The aggregate principal balance of its 9.5 percent Convertible Subordinated Debentures due July 15, 2004, at that time was $7.1 million.

         "As announced, Malan plans to become a liquidating trust later this month," said Jeffrey Lewis, president and chief executive officer of Malan Realty Investors. "Regardless of the impending change in status of the company, we expect to receive a fair price for each property in order to make the largest possible distributions to our shareholders in the future."


         Malan Realty Investors, Inc. is continuing to liquidate its assets and currently expects that no later than August 27, 2004, any then remaining assets and liabilities will be transferred to a liquidating trust. Each shareholder of Malan will automatically become the holder of one unit of beneficial interest in the trust for each share of Malan common stock, and all outstanding shares

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of Malan common stock will automatically be deemed cancelled. Malan Realty
Investors has requested that the staff of the Securities and Exchange Commission permit the trust to file abbreviated reports with the SEC in the form in which the trust will report periodically to its beneficiaries, in lieu of filing the periodic reports that would be required to be filed with the SEC under Section 13 of the Securities Exchange Act of 1934.

         Subject to limited exceptions related to transfer by will, interstate succession or operation of law, the units will not be transferable nor will a unit holder have authority, opportunity or power to sell or in any other manner dispose of any units. As a result, the beneficial interests in the liquidating trust will not be listed on any securities exchange or quoted on any automated quotation system of a registered securities association. Shareholders who may need or wish liquidity with respect to their company common stock before the liquidating trust makes liquidating distributions should look into selling their shares while the common stock is still traded on an established market.

         Malan Realty Investors, Inc. owns and manages properties that are leased primarily to national and regional retail companies. The company owns a portfolio of 19 properties located in seven states that contains an aggregate of approximately 1.2 million square feet of gross leasable area.


         Safe Harbor Statement: This news release may contain forward-looking statements. Although the company believes that the statements and projections are based on reasonable assumptions, actual results may differ from those projected. Key factors that could cause actual results to differ materially include uncertainties regarding the length of time required to sell the company's properties and execute its plan of liquidation and expenses incurred during the liquidation period, changing market conditions affecting the sales price of the company's properties, the effect of changes in proceeds from property sales on liquidating distributions due to the company's capital structure, bankruptcies and other financial difficulties of tenants, the cost of addressing environmental concerns, unforeseen contingent liabilities, and other risks associated with the commercial real estate business, as detailed in the company's filings from time to time with the Securities and Exchange Commission. Many of these factors are beyond the control of the company. Malan does not undertake to update these forward-looking statements.

         News releases for Malan Realty Investors are available on the company's Web site at www.malanreit.com or in the Company News section on the PR Newswire Web site at www.prnewswire.com.



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